Exhibit 77M - Mergers


In a merger that was effective as of the close of business May 4, 2007, the Synovus Georgia Municipal Bond Fund and Synovus Mid Cap Value Fund, each a series of The Advisors' Inner Circle Fund, merged into newly created series of Sentinel Group Funds, Inc., the Sentinel Georgia Municipal Bond Fund and Sentinel Mid Cap Value Fund. The merger was accomplished by newly formed series of Sentinel Group Funds, Inc., Sentinel Georgia Municipal Bond Fund and Sentinel Mid Cap Value Fund, issuing Class I, Class A or Class C shares to the the Synovus Georgia Municipal Bond Fund and Synovus Mid Cap Value Fund, each a series of The Advisors' Inner Circle Fund, in exchange for substantially all of the assets of those funds. Such shares were then distributed to the shareholders of the appropriate classes of shares of the Synovus Georgia Municipal Bond Fund and Synovus Mid Cap Value Fund, respectively, in liquidation of such Funds. Both reorganizations were approved by the Board of Directors of The Advisers Inner Circle Fund on December 8, 2006 and the shareholders of each of the Synovus Georgia Municipal Bond Fund and Synovus Mid Cap Value Fund approved the respective reorganizations on March 15, 2007.